UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 14, 2006
Bookham, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-30684	20-1303994

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

2584 Junction Avenue, San Jose, California	95134

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 383-1400
Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
SIGNATURE

Item 8.01. Other Events.
     Bookham, Inc. (the “Registrant”) is in the process of negotiating definitive settlement documentation with Mr. Howard Yue relating to the lawsuit Mr. Yue filed against New Focus, Inc., a subsidiary of the Registrant, and several of its officers and directors in Santa Clara County Superior Court. The lawsuit, which was originally filed on February 13, 2002, is captioned Howard Yue v. New Focus, Inc. et al, Case No. CV808031 (the “Yue Litigation”) and relates to events that occurred prior to the Registrant’s acquisition of New Focus, Inc. Assisted through a court mandated mediation process, the Registrant and Mr. Yue reached a tentative agreement whereby the Registrant would issue to Mr. Yue a $7.5 million promissory note payable on or before April 10, 2006. Subject to certain conditions, $5 million of this promissory note could be satisfied by the Registrant, at its option, through the issuance of its common stock. The parties expect the definitive settlement documentation to be concluded shortly.
     The defense fees for the Yue Litigation have been paid by the insurers under the applicable New Focus directors and officers insurance policy. There remains more than $7.5 million under the available insurance policy limits and the Registrant and New Focus, Inc. have demanded that the relevant insurers fully fund this settlement. At this time the insurers have not confirmed to the Registrant their definitive coverage position on this matter.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOKHAM, INC.
Date: March 14, 2006	By:	/s/ Stephen Abely
Stephen Abely
Chief Financial Officer